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                                                                    EXHIBIT 10.1

                              CONSULTING CONTRACT

         This Consulting Contract made and entered into as of the 30th day of September, 1999 by and between Payless ShoeSource, Inc., ("Payless") a Delaware corporation and Richard A. Jolosky ("Consultant).

         WHEREAS, Payless and Consultant desire that Consultant serve as a consultant to Payless for the fees and upon and subject to the terms and provisions hereinafter set forth;

         In consideration of the mutual promises and agreements hereinafter set forth, it is hereby agreed by and between Payless and Consultant as follows:

         1.(a)The term of the Consulting Contract shall be from October 1, 1999 to September 30, 2002. Consultant covenants and agrees that he will, when and as requested by Payless (subject to Section 1(c), below), from time to time during the term of this Consulting Contract, and at such place or places as Payless may reasonably request, render and furnish consulting services relating to the conduct and operation of Payless' affairs as shall be requested by the proper officers of Payless.

            (b) In rendering the consulting services provided for herein, Consultant shall make available to Payless such personal expertise, know-how and assistance as Payless may reasonably request. The parties recognize and agree that Consultant's services are of a special and unique character. Consultant's obligations hereunder are obligations of the Consultant alone, and may not be assigned to or performed by others.

         (c) Consultant and Payless desire to permit Consultant maximum flexibility in terms of the timing of his work, consistent with Payless' need for his consulting services. In addition, however, Consultant and Payless recognize that, in many instances, Payless must be able to count on receiving such services in a timely fashion. Therefore, Consultant and Payless shall both seek to be as reasonable as possible in exercising their respective rights in carrying out their respective duties hereunder, and shall communicate with each other as far in advance as reasonably practicable concerning the scheduling of consulting services.

         (d) Consultant shall render consulting services during the term of this Consulting Contract as follows:

                           1) for up to 120 days during the period commencing October 1, 1999, and ending September 30, 2000; plus
                           2) for up to 80 days during the period commencing October 1, 2000, and ending September 30, 2001; plus
                           3) for up to 40 days during the period commencing October 1, 2001, and ending September 30, 2002

         For purposes of this Consulting Contract, Consultant shall be deemed to have furnished and rendered consulting services under this Consulting Contract for a "day" for each calendar day or portion thereof on which Consultant provides not less than three hours of consulting services under this Consulting Contract; provided, however, that in no event shall any single calendar day be counted as more than one "day" for purposes of calculating fees payable to Consultant under this Consulting Contract. In the event that Consultant provides less than three hours of services in any calendar day (a


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"short-hour day") under this Consulting Contract, then Consultant shall be deemed to have furnished and rendered consulting services under this Consulting Contract for a "day" for each group of short-hour days in which the aggregate of hours or consulting services rendered is not less than seven hours; provided, however, that in no event shall any one short-hour day be included in more than one such group of short-hour days.

         2.(a) Payless agrees to pay Consultant consulting fees (before taxes) for the performance of its obligations under this Consulting Contract, to be paid on or about the first week after the close of the fiscal quarter as follows:

                           1) for the period commencing October 1, 1999, and ending September 30, 2000, the amount of $250,000 (before taxes), payable in equal quarterly installments;
                           2) for the period commencing October 1, 2000, and ending September 30, 2001, the amount of $166,700 (before taxes), payable in equal quarterly installments;
                           3) for the period commencing October 1, 2001, and ending September 30, 2002, the amount of $83,300 (before taxes), payable in equal quarterly installments.

            (b) In the event that, during the term of this Consulting Contract, Consultant renders and furnishes consulting services in excess of the number of days described in Section 1(d) of this Consulting Contract, then Payless agrees to pay Consultant supplementary consulting fees, in addition to the consulting fees described in Section 2 (a) of this Consulting Contract, at a rate of $2,100 per day for each day that Consultant so renders and furnishes such excess consulting services. In the event that Payless becomes obligated to pay supplementary consulting fees under this Section 2(b) Payless agrees to pay such supplementary consulting fees accrued on or about the first week after the close of the fiscal quarter.

         (c) Payless shall reimburse Consultant for all reasonable ordinary and necessary business expenses incurred directly in the rendering of consulting services hereunder, including, but not by way of limitation, expenses for such matters as transportation, travel, entertainment, long distance telephone calls and other necessary and customary expenses on the same terms as were offered while Consultant was employed as Vice Chairman by Payless. Payment of such expenses during the term of this Consulting Contract shall be made promptly upon presentation of supporting documents comparable to those required to be submitted by employees of Payless. If business is conducted by Consultant on any trip for Payless and for a non-Payless client of consultant, then such trip costs will be allocated equally among all of the clients so served.

         (d) It is agreed and understood that nothing in this Section 2 or elsewhere in this Consulting Contract shall be deemed or construed to create or continue an employer-employee relationship between Consultant and Payless, it being agreed that such employer-employee relationship between Consultant Richard
A. Jolosky terminated on or about September 30, 1999.

         3.(a) Consultant covenants and agrees that during the term of this Consulting Contract, and for a period of two years from the earlier of September 30, 2002 or the actual termination of this Consulting Contract, he shall not:


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                  (i)      either alone or in concert with others, directly or
                           indirectly, own, be a partner in, be a member of, operate, be employed by, or act as an advisor, consultant, agent, officer, director, or independent contractor for, or otherwise have an interest in, a Competing Business;
                  (ii) solicit for employment, hire or offer employment to, or disclose information to or otherwise aid or assist any other person or entity other than Payless in soliciting for employment, hiring or offering employment to, any employee of Payless, or
                  (iii) take any action which is intended to harm Payless or its reputation, which Payless reasonably concludes could lead to unwanted or unfavorable publicity to Payless;


unless Consultant (i) shall first have written to the Chairman of Payless and shall have fully disclosed in advance of such activity both (1) the identity of such competing business and (2) the nature of the consulting or similar services to be rendered and (ii) shall first have secured the prior written approval of the Chairman to Consultant's rendering such consulting or other similar services, which prior written approval shall not be unreasonably withheld; but except to the extent limited as aforesaid, and as hereinafter provided, Consultant's activities shall not be otherwise restricted by its Consulting Contract.

         (b) The term "Competing Business" shall include, but not be limited to:

     (i)any retail business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear at retail to consumers at price points competitive, or likely to be competitive with Payless (e.g. including, without limitation, Wal-Mart, K-Mart, Target, Bradlee's, Ames, Mervyn's, Pic-N-Pay, Foot Star, Inc., Edison, Aldo, Genesco, Venator, Famous Footwear, Shoe Carnival, Nine West, Kohl's, Liz Claiborne, Big Five, J.C. Penney, and Sears)within 20 miles of any Payless store or the store of any wholesale customer of Payless in the United States, or anywhere in any foreign country in which Payless has retail stores, franchisees or wholesale customers;

     (ii)any franchising or wholesaling business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear at wholesale to franchisees, retailers or other footwear distributors located within 20 miles of any Payless store or the store of any wholesale customer of Payless in the United States, or anywhere in any foreign country in which Payless has retail stores, franchisees or wholesale customers;

     (iii)any footwear manufacturing business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear to retailers or other footwear distributors located within 20 miles of any Payless store or the store of any wholesale customer of Payless in the United States, or anywhere in any foreign country in which Payless has retail stores, franchisees or wholesale customers; (e.g. including, without limitation, Nine





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West. Dexter, Stride Rite, Liz Claiborne, Wolverine Worldwide, Timberland, Nike,
Reebok, K-Swiss, Keds and Adidas): or

     (iv)any business which provides buying office services to any store or group of stores or businesses referred to in Paragraph 3.(b) (i), 3.(b) (ii) and 3.(b) (iii).

     (c) The background of the non-compete restriction is as follows:

     (i) Payless is one of the leading retail companies in the United States, with self-service shoe stores throughout the United States, Puerto Rico, U.S.Virgin Islands, Guam, Saipan and Canada; and

     (ii) In connection with its business, Payless has expended a great deal of time, money and effort to develop and maintain its confidential, proprietary and trade secret information; this information, if misused or disclosed, could be very harmful to Payless' business and its competitive position in the marketplace; and

     (iii) Consultant desires to contract with Payless, to be given access to confidential and proprietary information of Payless necessary for Consultant to perform the Consulting Contract, but which Payless would not make available to Consultant but for Consultant's signing and agreeing to abide by the terms of this Consulting Contract with Payless; and

     (iv) Consultant recognizes and acknowledges that the Consulting Contract with Payless provides Consultant with access to Payless' confidential and proprietary trade secret information and other confidential business information; and

     (v) long-term customer and supplier relationships often can be difficult to develop and require a significant investment of time, effort and expense; and

     (vi) Consultant recognizes and acknowledges that if Consultant's contract with Payless were to cease, Payless needs certain protections in order to ensure that Consultant does not appropriate and use any confidential information entrusted to Consultant during the course of this Consulting Contract by Payless or take any other action which could result in a loss of Payless' goodwill that was generated on Payless' behalf and at its expense, and, more generally, to prevent Consultant from having an unfair competitive advantage over Payless.

     4. Payless and Consultant shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of the obligations and duties of the other under this Consulting Contract, and enforcement of one or more of such rights and remedies shall in no way preclude Payless or Consultant from pursuing, at the same time or subsequently, any and all other rights and remedies available to each of them. In no event may either party (the "terminating party") terminate this Consulting Contract or Consultant's engagement hereunder on account of the breach of this Consulting Contract by the other party unless the terminating party gives notice to the other party of the grounds for claiming such breach and such grounds continue for ten days after the other party receives such notice. The giving of one such notice on one or more grounds shall not preclude the giving of a subsequent notice or notices. In any legal or other proceeding with respect to any such breach of this Consulting Contract, the only basis on which the terminating party may establish such stated breach


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will be the grounds stated in any such notice or subsequent notice or notices.

     5. Whenever it is provided herein that notice, demand, request or other communication shall or may be given to or served upon either of the parties by the other, and whenever either of the parties shall desire to give or serve upon the other any notice, demand, request or other communication, each such notice, demand, request or other communication shall be in writing and shall not be effective for any purposes unless the same shall be given or served by mailing the same or having the same delivered by an independent courier, addressed as follows:

         (a)      If to Payless:

                  Payless ShoeSource, Inc.
                  3231 SE 6th Street
                  Topeka, Kansas 66607

                  Attention:        Chairman

                  or at such other address or addresses as Payless may from time to time designate by notice given to Consultant.

         (b)      If to Consultant:                With a copy to:

                  Richard A. Jolosky               Robert J. Rosepink
                  1921 Quail Run                   Rosepink & Estes
                  Lawrence, Kansas 66047           7373 North Scottsdale Road
                                                   Ste D102
                                                   Scottsdale, Arizona 85253

                  or at such other address or addresses as Payless Consultant may from time to time designate by notice given to Payless Consultant.

     Every notice, demand, request or other communication under this Consulting Contract shall be given or served by (i) depositing the same in the United States mail, first-class, registered or certified, postage paid, return receipt requested, or (ii) depositing the same with an independent courier, expenses prepaid, return receipt requested, and the postal receipt or courier receipt showing delivery to Payless or to Consultant, as the case may be, of any such notice, demand, request or other communication addressed and delivered in accordance with this Section 5 shall be deemed conclusive evidence that (i) such notice, demand, request or other communication shall have been given or served as of the date so deposited in the United States mail or with such independent courier and (ii) such addressee shall have received the same; such notice, demand, request or other communication shall be effective as of the time of receipt by the addressee.

     6. (a) Consultant will not, at any time, directly or indirectly, use or disclose any of Payless' Confidential Information except as authorized and within the scope of the Consulting Contract with Payless.

         (b) At Payless' request and/or termination of this Consulting Contract with Payless, Consultant


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         will return to Payless all documents, records, notebooks, computer diskettes and tapes and anything else containing Payless' Confidential Information, including all copies thereof, as well as any other Payless property, in Consultant's possession, custody or control. Consultant will also delete from Consultant's own computer or other electronic storage medium, any of Payless' proprietary or Confidential Information. Not later than 20 days after the Consulting Contract is terminated, Consultant will certify in writing to Payless that Consultant has complied with these obligations.

         (c) During the terms of this Consulting Contract with Payless and thereafter, Consultant will (i) notify and provide Payless immediately with the details of any unauthorized possession, use or knowledge of any of Payless' Confidential Information, (ii) assist in preventing any reoccurrence of this possession, use or knowledge, and (iii) cooperate with Payless in any litigation or other action to protect or retrieve Payless' Confidential information.

         (d) "Confidential Information" means any non-public information pertaining to Payless' business. Confidential Information includes information disclosed by Payless to Consultant, and information developed or learned by Consultant during the course of or as a result of the Consulting Contract with Payless, which Consultant also agrees is Payless' property. Consultant further agrees that any item of intellectual or artistic property generated or prepared by Consultant, for Consultant or with others, in connection with this Consulting Contract with Payless is Payless' sole property and shall remain so unless Payless otherwise specifically agrees in writing. Confidential Information includes, without limitation, information and documents concerning Payless' processes; suppliers (including Payless' terms, conditions and other business arrangements with suppliers); supplier and customer lists; advertising, marketing plans and strategies; profit margins; seasonal plans, goals, objectives and projections, compilations, analysis and projections regarding Payless' divisions, businesses, product segments, product lines, suppliers, sales and expenses; files; trade secrets and patent applications (prior to their being public); salary, staffing and employment information (including information about performance of other executives); and "know-how," techniques or any technical information not of a published nature relating, for example, to how Payless conducts it business.

         (e) Consultant agrees that Consultant will not disclose to Payless or use, or induce Payless to use, any proprietary information, trade secret or confidential business information of any other person or entity, including any previous employer of Consultant. Consultant also represents that Consultant has returned all property, proprietary information, trade secret and confidential business information belonging to any prior employer.

     7. Consultant acknowledges and agrees that Consultant understands the restrictions in paragraph 3 above, that they are reasonable and that such restrictions are enforceable in view of the background for the non-compete restriction set forth in Section 3(c), and in view of, among other things,

           (i)  the market in which Payless operates it business;

           (ii) the confidential information to which Consultant has access;

           (iii) Consultant's training and background, which are such that neither Payless nor Consultant believe that the restraint will pose an undue hardship on the Consultant;


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           (iv)   the fact that a Competing Business could benefit greatly if it were to obtain Payless' confidential information;

           (v) the fact that Payless would not have adequate protection if Consultant was permitted to work for any Competing Business since Payless would be unable to verify whether its confidential information was being disclosed or misused;

           (vi) The limited duration of, the limited scope of, and the limited activities prohibited by, the restrictions in paragraph 3 above; and

           (vii) Payless' legitimate interests in protecting its confidential information, goodwill and relationships

 Furthermore, Payless and Consultant hereby expressly agree that should any court of competent jurisdiction determine that any provision of this Consulting Contract is, but for the provisions of this Section 7, illegal or void as against public policy, for any reason, then such provision shall automatically be amended to the extent (but only to the extent) necessary to make it sufficiently narrow in scope, time and geographic area that such court shall determine it not to be illegal or void as against public policy. If any such provision cannot be amended to the extent provided in the preceding sentence, then such provision shall be severed from this Consulting Contract. In either event, all other remaining terms and provisions shall remain in full force and effect.

     8. Payless Work-Product. Consultant agrees to disclose fully to Payless, and hereby assigns and transfers to Payless, and agrees to execute any additional documentation Payless may reasonably request to evidence the assignment and transfer, immediately upon the conception, development, making or acquisition thereof, the right, title, and interest in and to any and all inventions, discoveries, improvements, innovations, and/or designs (the "Work Product") conceived, discovered, developed, acquired or secured by Consultant, solely or jointly with others or otherwise, together with all associated U.S. and foreign intellectual property rights (i.e. patents, copyrights, trademarks or trade secrets) either:

           (a) during the period of this Consulting Contract, if such Work Product is related directly to or indirectly, to the business of, or to the research or development work of Payless;

           (b)    with the use of the time, materials, or facilities of Payless;
                  or

           (c) within six (6) months after termination of this Consulting Contract if conceived as a result of and is attributable to work done during such employment and relates to Work Product within the scope of the business of Payless, together with rights to all intellectual property rights which may be granted thereon.

Upon discovery, development or acquisition of any such Work Product, Consultant shall notify Payless and shall execute and deliver to Payless, without further compensation, such documents prepared by Payless as may be reasonable or necessary to prepare or prosecute applications for rights in such Work Product and to assign and transfer to Payless Consultant's right, title and interest in and to such Work Product and intellectual property rights thereof. Consultant acknowledges that Consultant has carefully read and considered the provisions of this paragraph and, having done so, agrees that the


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restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of Payless, its officers, directors and other associates.

     9. This Consulting Contract shall be governed by and construed in accordance with the laws of the State of Kansas. The appropriate state or federal courts of the State of Kansas shall have exclusive jurisdiction over the parties hereto and each party hereby submits to the personal jurisdiction of said courts of the State of Kansas otherwise having jurisdiction over the subject matter.

     10. The entire understanding and agreement between the parties with respect to Consultant's consulting services hereunder has been incorporated into this Consulting Contract. This Consulting Contract may not be amended, except in writing, signed by both parties.

     11. Consultant's obligations hereunder may not be assigned without the express written consent of Payless. This Consulting Contract shall be binding upon Consultant, its successors and assigns and upon Payless, its successors and assigns.

     IN WITNESS THEREOF, Payless and Consultant have executed this Consulting Contract in two counterparts, each of which shall be deemed an original, on the dates indicated below, but effective as of the day and year first above written.


                                                Payless ShoeSource, Inc.
      8/19/99
------------------
Date                                            By   /s/ Steven J. Douglass
                                                   -----------------------------
                                                Title:   Chairman



                                                Richard A. Jolosky

      9/16/99
-------------------
Date                                            By   /s/ Richard A. Jolosky
                                                   -----------------------------